Exhibit 23.2
CONSENT OF GORDON, HUGHES & BANKS, LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1 of Allis-Chalmers Energy Inc. (File No. 333-133874) and to the inclusion therein of our report dated March 3, 2004, except as to Note 11, which is June 10, 2004, Notes 17 and 19, which are February 10, 2005, and Note 2, which is August 5, 2005, with respect to the consolidated financial statements of Allis-Chalmers Energy Inc. for the year ended December 31, 2003, which has been incorporated by reference in this Registration Statement on Form S-1.

/s/ Gordon, Hughes & Banks, LLP

Greenwood Village, Colorado
August 9, 2006